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                                                                  Exhibit 10.79

[LOGO]
THE HANOVER COMPANY
12001 North Houston Rosslyn
Houston, Texas 77086
P.O. Box 690349
Houston, Texas 77269
Tel: (281) 447-8787
Fax: (281) 405-6283

                                      August 19, 2002

Mr. Chad Deaton
13914 I. O. Court
Willis, TX 77318

Dear Chad:

This letter summarizes Hanover Compressor Company's offer of employment to you to serve as the Company's President and Chief Executive Officer ("President and CEO") in Hanover's corporate office in Houston, Texas. In this role, you will report to the Company's board of directors. You will be appointed to the Company's board of directors to serve until the next annual shareholders' meeting, at which time you will be nominated for election to the board of directors. I am confident that your employment at Hanover will prove to be mutually rewarding and offer you the career opportunity that you seek.

As Hanover's President and CEO, your compensation and other terms and conditions of employment will be set by the Company's board of directors. Initial compensation for this position is as follows.

Base Salary:
                           $540,000.00 annual base salary for the remainder of 2002, on a pro-rata basis, and for 2003 ($20,769.23 per pay period for 26 pay periods per full year).

Bonus
Opportunity:
                           0 - 100% of annual base salary to be paid annually based upon personal performance as well as Company performance, and as determined by the Company's board of directors.

Stock Option
Program:
                           As of the date hereof, the Company is granting to you non-qualified stock options to purchase 200,000 shares of Company common stock at a price per share equal to the NYSE closing market price on the date hereof, and otherwise under the provisions of the applicable Company stock option plan and agreement. You and the Company will promptly sign and enter an option

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August 19, 2002
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                           agreement to evidence your option grant. In addition,
                           provided that you remain continually employed by the Company in a role substantially similar to that described herein, you will be given the full opportunity to participate in the stock, incentive, retirement and other plans offered to the most senior officers of the Company.

Severance:
                           The Company will make an immediate lump sum severance payment to you equal to three times your annual base salary which was in effect immediately before the "Change of Control", if within the first twelve months following a "Change of Control" of the Company, (ii) you terminate your employment with the Company for "Good Reason" or (ii) the Company terminates your employment without "Cause". Otherwise, the Company will make a severance payment to you equal to one times your annual base salary, payable in 24 equal monthly installments, if the Company terminates your employment without "Cause" at any time other than the first twelve month period immediately following a "Change of Control". In either of these circumstances, the Company shall also reimburse you for your COBRA premiums, paid to continue your current health benefits, for a period of up to eighteen months.

                           Please note, however, that this agreement will not obligate the Company to make any severance payment to you in the event that (i) you resign or voluntarily terminate your employment with the Company for any reason, other than "Good Reason" within the first twelve months following a "Change of Control", (ii) your employment ends due to your death or inability to perform the essential requirements of the job, with or without reasonable accommodation, due to disability, or (iii) you are terminated for "Cause". Additionally, in the event that the Company subsequently implements employment contracts for its executive managers that contain Change of Control-related severance provisions more favorable to managers than that described above, you will be offered similar protections.

                           These commitments regarding your severance are contingent upon, and are in consideration for your continued compliance with your post-termination obligations, including the Cooperation, Confidential Information and Non-competition and Non-solicitation provisions, which are addressed below.

                           For purposes of this letter agreement, the terms "Change of Control" and "Cause" will have the same definition as used in the Company's 2001 Equity Incentive Plan and are incorporated herein by reference. Moreover, voluntary termination of employment for

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August 19, 2002
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                           "Good Reason" shall be defined as any situation
                           within the first twelve months following a "Change in Control" of the Company in which your termination of employment with the Company (i) promptly follows a material reduction of your duties and responsibilities or a permanent change in your duties and responsibilities which are materially inconsistent with the type of duties and responsibilities then in effect or your title, (ii) promptly follows a reduction in your annual base salary (without regard to bonus compensation, if any) or a reduction in your annual bonus opportunity as set forth in this letter (it is acknowledged that a reduction in the actual amount of your bonus from year to year as a result of the criteria addressed above will not be considered a reduction in bonus opportunity), (iii) promptly follows a material reduction in your employee benefits (without regard to bonus compensation, if any) if such reduction results in you receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally, (iv) promptly follows a material failure by the Company to comply with the terms of this letter or to pay any compensation when due, but only after you provide notice to the Company of such failure and the Company has reasonable opportunity to cure, (v) promptly follows a relocation of your principal work location outside the Houston, Texas, metropolitan area, or (vi) the Board otherwise determines that a voluntary termination by you is for "Good Reason" under the circumstances then prevailing.

Benefits & Vacation:
                           As a full time employee, you will also be eligible to participate in the various benefit programs offered by the Company. Other than in the case of the Company's 401(k) plan described below, you will participate in these programs starting the first day of the month of your employment start date. Pursuant to Company and ERISA guidelines, your eligibility for participating in the Company's 401(k) plan will occur on the 1st of the month following six months of service with the Company; provided, however, you may immediately roll any of your existing 401(k) plan accounts into the Company's plan in compliance with the terms of the Company's plan and policies. You will be entitled to up to four weeks of vacation per year.

Cooperation:
                           We ask that you agree to act at all times in a manner consistent with the interests of Hanover Compressor Company and it affiliated entities with respect to our shareholders, customers, employees, agents, and lenders. Neither you nor the Company will

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August 19, 2002
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                           defame or disparage each other. You further agree
                           that should your employment end, you will provide reasonable cooperation to the Company in response to reasonable requests made by the Company for information or assistance, including but not limited to, participating upon reasonable notice in conferences and meetings, providing documents or information, aiding in the analysis of documents, or complying with any other reasonable requests by the Company including execution of any agreements that are reasonably necessary.

Confidential
Information:
                           During your employment you will be given access to information relating to the business and affairs of Hanover Compressor Company and its affiliated entities, including, without limitation, trade secrets, designs, technology, processes, data, techniques, inventions (whether patentable or not), works of authorship, formulas, business and development plans, customer lists, software programs and subroutines, source and object code, algorithms, terms of compensation and personnel assessments of employees, information regarding the Company's facilities, processes, operating procedures, financial data, purchasing practices, marketing, management procedures, books and records, employee or personnel data, contractual arrangements or proposals, properties and business affairs of the Hanover entities, as well as the Company's business plans and budgets, information concerning the Company's actual or anticipated business, research or development, and may receive information in confidence by or for any of the Hanover entities from any other person (collectively "Confidential Information"). We ask that you agree that you will not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, except in the appropriate course of Company business or unless pursuant to a lawful subpoena, disclose or disseminate any Confidential Information to any person or entity, nor will you use any Confidential Information in competing with Hanover Compressor Company or its affiliated entities in any manner. It is expressly understood that the Confidential Information covered by this paragraph includes only information that is confidential or proprietary information of one or more of the Hanover entities and therefore does not include information which is generally available to the public.

Non-competition
and Non-solicitation:
                           We also request that you agree that in exchange for your compensation and other consideration, as well as the Company's

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August 19, 2002
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                           providing you access to its Confidential Information,
                           for a two (2) year period following your termination from employment with the Company for any reason, you will not directly or indirectly on behalf of yourself or any other person(s), company, partnership, corporation, or business of whatever nature compete with the Company or its affiliated entities, which includes your promise not to: (i) engage in, carry on, or have a financial interest in (in any capacity whatsoever, including, without limitation, as an officer, director, shareholder, owner, partner, joint venturer, manager, advisor, employee, independent contractor or consultant) any entity that competes with the business of Hanover
                           Compressor Company or its affiliated entities; (ii) induce or attempt to influence any employee, agent, consultant or independent contractor of Hanover Compressor Company or its affiliated entities to terminate work or employment with the Company, or otherwise adversely interfere with or affect the business relationship between them; or (iii) divert, take, solicit and/or accept the business of any entity that is or has been a customer of Hanover Compressor Company or its affiliated entities, or any potential customer of Hanover Compressor Company or affiliated entities. This agreement shall apply regardless of whether your employment terminates under circumstances which entitle you to receive the severance payments described above. If you breach the foregoing covenants, the Company shall be no longer obligated to provide you severance payments or continued reimbursement for health care benefits; however, this shall not prohibit the Company in any way from pursuing or obtaining other or additional remedies at law or at equity. These non-competition and non-solicitation provisions will control over any other non-competition or related agreements in the Company's plans and policies, including the stock option agreement and/or plan.

Injunctive Relief:
                           Please also agree that the covenants set forth herein pertaining to Cooperation, Confidential Information and Non-competition and Non-solicitation impose a reasonable restraint in light of the activities and business of the Company. Because of the difficulty of measuring economic loss to the Company as a result of the breach of any of these covenants and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, in the event of an alleged breach any of these covenants, the covenants may be enforced by the Company by injunctions, restraining orders, and other equitable actions.

Start Date:

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August 19, 2002
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                           Your employment with the Company will start on August
                           19, 2002.

Dispute
Resolution:
                           Any controversy or claim arising out of or relating to your employment, separation from, and/or affiliation with the Company, except for those pertaining to the Cooperation, Confidential Information, and Non-competition and Non-solicitation provisions above, shall be resolved by arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.
Choice of
Law:
                           This Agreement is made and shall be enforced pursuant to the laws of the State of Texas in Houston.

Entire Agreement:
                           This letter contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes any prior or contemporaneous agreements between you and the Company, and cannot be changed, modified, or amended without a written agreement signed by the Company and you.

Successors and
Assigns:
                           This agreement shall be binding upon you, your heirs, successors, and assigns and the Company and its successors and assigns. The Company may assign its rights, duties and obligations under this agreement. However, your rights, duties and obligations are personal and therefore shall not be transferred or assigned by you to another.

Please promptly provide Hanover with the required documentation to complete the INS I-9 Form. Also, please undertake your drug screen as soon as possible; successful completion of a drug screen is required for employment.

Your acceptance of this offer can be confirmed by signing the acceptance below and returning a copy to my attention.

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August 19, 2002
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Again, we are extremely confident that your employment as Hanover's President and CEO will represent a very significant addition to the Company and an excellent opportunity for both you and the Company. We are very pleased to extend this offer to you. We look forward to welcoming you.

Sincerely,

Hanover Compressor Company

By:    /s/ Victor E. Grijalva
       ----------------------------
       Name: Victor E. Grijalva
       Title: Chairman of the Board

Accepted:  /s/ Chad Deaton           Date:  August 19, 2002
           -------------------------
           Chad Deaton